Exhibit T3B-4

GENERAL PARTNERSHIP AGREEMENT

FOR

CARAUSTAR, G.P.

THIS IS A GENERAL PARTNERSHIP AGREEMENT made as of December 30, 1999, by and between, CARAUSTAR INDUSTRIES, INC., a North Carolina corporation with its principal office in Austell, Georgia, and CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC., a Delaware corporation with its principal offices in Fort Mill, South Carolina.

STATEMENT OF AGREEMENT

It is mutually agreed by and among the parties to continue the aforementioned partnership under the laws of the State of South Carolina under the following terms and conditions:

ARTICLE I

GENERAL PROVISIONS

1.1 Partnership Name. The name of the partnership shall be Caraustar, G.P.

1.2 Business of the Partnership. The partnership shall engage in such practices as are lawful under the laws of the State of South Carolina and as the partners shall from time to time determine.

1.3 Places of Business of the Partnership. The principal place of business of the partnership shall be in Fort Mill, South Carolina. Other offices shall be located at such other place or places as the partners may from time to time determine.

1.4 Duration of the Partnership. The partnership shall commence as of December 30, 1999 and shall continue until dissolved by the mutual consent of the partners or by an act or event specified herein or by law as one effecting dissolution.

1.5 Management. Each of the partners shall have a voice in the management and conduct or the partnership business. All decisions shall be by the affirmative vote of a majority of the partners.

1.6 Assignability of Interest. No partner shall have the right to assign, transfer, sell, mortgage, convey by deed of trust, or pledge its interest in the partnership or otherwise encumber such interest by using the same as security for borrowed funds, or make any other disposition of all or any part of its interest in the partnership without the consent of all of the other partners.

ARTICLE II

PARTNERSHIP BOOKS AND ACCOUNTS

2.1 Partnership Books. The partnership books shall be maintained at the principal office of the partnership, and all partners shall have access thereto. The partnership’s books shall be kept on the accrual basis of accounting and the income tax returns of the partnership shall be prepared on an accrual basis.

2.2 Capital Accounts. A separate capital account shall be established and maintained for each partner, on the accrual basis of accounting. If at any time there is no credit balance in a partner’s profit and loss account (as provided for in paragraph 2.4 hereof), then such partner’s proportionate share of the net losses of and distributions from the partnership shall be debited against such partner’s capital account. If the capital account of a partner shall at any time be depleted below zero by reason of the debiting of such losses and distributions, such partner’s proportionate share of undistributed profits shall be credited to its capital account until such time as the deficit is eliminated. No interest shall be paid on any capital account.

2.3 Initial Capital Account Balances. The capital accounts of the partners as of December 30, 1999, are as follows:

A.	Caraustar Industries, Inc.	$900

B.	Caraustar Industrial and Consumer Products Group, Inc.	$100

2.4 Profit and Loss Accounts. A separate profit and loss account shall be established and maintained for each partner. There shall be credited to each partner’s profit and loss account its share of undistributed net profits of the partnership, and there shall be charged against each partner’s profit and loss account the amount of all distributions of net profits to such partner and such partner’s share of the net losses of the partnership.

2.5 Bank Accounts. The partnership shall maintain a bank account or bank accounts in such banks or depositories as may be agreed upon by the partners. Checks drawn on the partnership bank account shall be signed by such persons as may from time to time be determined. Unsecured bank loans may be negotiated and obtained on notes signed by any one partner, and such borrowed funds shall be deposited in a regular account of the partnership. In all cases, all partners must sign any instrument pledging the firm’s assets as security. No partner shall endorse notes or other instruments as endorser, guarantor, or surety for a third party, not pledge or hypothecate in any manner the partnership assets for personal purposes.

ARTICLE III

COMPENSATION

3.1 Profits and Losses. The net profits or losses of the partnership shall be computed on the accrual basis of accounting. After deducting all expenses, the net profits or losses shall be allocated to the partners after the end of the partnership’s accounting year in proportion to each partner’s initial contribution to its capital account.

ARTICLE IV

WITHDRAWAL AND EXPULSION

4.1	General. A partner may voluntarily withdraw from the partnership effective at the end of any month by giving written notice to the other partners sixty (60) days prior to the end of such month. A partner may be expelled from the partnership by the affirmative vote of all of the other partners if the expelled partner becomes insolvent or enters into bankruptcy or has its assets assigned for the benefit of creditors.

4.2	Distributions to Withdrawn or Expelled Partner. If a partner voluntarily withdraws or is expelled from the partnership, it shall be entitled to receive the following:

(a) Its share of profits, if any, to the effective date of its withdrawal or expulsion; and

(b) the balance of its capital account.

The payment provided for under this paragraph shall be paid to the withdrawing or expelled partner in cash or by partnership check over such period of time as may be agreed to by such partner and the other partners, but in the absence of an agreement, such payments shall be paid within six (6) months after the effective date of such withdrawal or expulsion. In the event the partnership has suffered a loss through the effective date of a partner’s withdrawal or expulsion, the amount of such loss shall be charged against such partner’s capital account.

ARTICLE V

DISSOLUTION

5.1 Events of dissolution. The partnership shall be dissolved:

(a) Upon the affirmative vote of a majority of the partners; or

(b) upon the bankruptcy or receivership of the partnership.

5.2 Dissolution and Winding Up. Notwithstanding any other provision of this Agreement, upon the dissolution of the partnership, the partners shall have the responsibility for expeditiously dissolving and liquidating the partnership. They shall promptly proceed to wind up the affairs of the partnership, and after payment (or making provision for payment) of liabilities owing to creditors (excluding partners), shall cause the remaining net assets to be distributed to the partners as follows:

(a) There shall be distributed to each partner, out of the next available net assets, an amount equal to the credit in such partner’s then existing capital account. In the event the net assets are insufficient to pay all such amounts, the amount of such net assets which each partners shall receive shall bear, respectively, the same ratio to the total net assets as the capital account of that partner bears to the total capital accounts of all partners; and

(b) the remaining net assets, if any, shall be distributed to the partners in proportion to their respective interests in the profits and losses of the partnership. In the event any part of the net assets distributed hereunder consists of notes receivable or non-cash assets, the cash shall be distributed first, in the order of priority indicated above, and such notes and non-cash assets shall be distributed last. In the event that upon such dissolution the assets of the partnership are insufficient to pay and discharge all obligations and liabilities of the partnership to persons other than a partner, each partner shall contribute as a capital contribution to the partnership a percentage of the aggregated amount of such insufficiency required by the partnership to pay and discharge in full and in cash all such obligations and liabilities, equal to its interest in the profits and losses of the partnership.

ARTICLE VI

MISCELLANEOUS

6.1 Amendment. No change, modification or amendment of this Agreement shall be valid or binding upon the partners unless such change or modification shall be in writing signed by the partner or partners against whom the same is sought to be enforced.

6.2 Remedies Cumulative. The remedies of the partners under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

6.3 No Waiver. The failure of any partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such partner’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

6.4 Integration. This Agreement constitutes the full and complete agreement of the partners.

6.5 Captions. Titles or captions of articles or sections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement.

6.6 Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular and the gender of any pronoun shall include the other genders.

6.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall for all purposes constitute one agreement, binding on the partners, notwithstanding that all partners may not be signatory to the same counterpart.

6.8 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

6.9 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon Saturday, Sunday or any public or legal holiday, whether South Carolina or Federal, the party having such privileged or duty shall have under 5:00 p.m. Eastern Standard Time on the next succeeding regular business day to exercise such privilege or to discharge such duty.

IN WITNESS WHEREOF, each of the partners has executed and sealed this Agreement on the day and date set forth beside its name.

This 29 day of December, 1999	CARAUSTAR INDUSTRIES, INC.

	By:	/s/ H. Lee Thrash, III	(SEAL)
	Name:	H. Lee Thrash, III
	Title:	Vice President & CEO

This day of December, 1999	CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC.

	By:		(SEAL)
Name:
Title:

FIRST AMENDMENT OF PARTNERSHIP AGREEMENT

THIS FIRST AMENDMENT OF PARTNERSHIP AGREEMENT is made and entered into as of the 28th day of March, 2000, by and between CARAUSTAR INDUSTRIES, INC., a North Carolina corporation with its principal offices in Austell, Georgia, and CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC., a Delaware corporation with its principal offices in Fort Mill, South Carolina.

Background Statement

WHEREAS, the parties hereto (the “Partners”) entered into a partnership agreement dated December 30, 1999 (the “Agreement”), pursuant to which the Partners formed Caraustar G.P. (the “Partnership”); and

WHEREAS, following the formation of the Partnership, Caraustar Industries, Inc., made an additional capital contribution to the Partnership in the form of three trademarks; and

WHEREAS, the Partners now desire to amend the Agreement as provided herein to accurately reflect this additional capital contribution to the Partnership.

NOW, THEREFORE, for valuable consideration and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Section 2.3 of the Agreement is hereby amended and restated to read as follows:

2.3 Capital Account Balances. The capital accounts of the partners as of December 31, 1999, were and are as follows:

A.	Caraustar Industries, Inc.	$210,000,900

B.	Caraustar Industrial and Consumer Products Group, Inc.	$100

2.	As amended hereby, the Agreement shall remain in full force and effect, as is hereby ratified by the undersigned Partners of the Partnership.

3.	This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, each of the Partners has executed and sealed this First Amendment on the date set forth beside its name.

This 29 day of March, 2000	CARAUSTAR INDUSTRIES, INC.

	By:	/s/ H. Lee Thrash, III	(SEAL)
	Name:	H. Lee Thrash, III
	Title:	Vice President

This day of March, 2000	CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC.

	By:		(SEAL)
Name:
Title:

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